UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/12/2013

DESTINATION MATERNITY CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  0-21196

Delaware	13-3045573
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

456 North 5th Street
Philadelphia, PA 19123
(Address of principal executive offices, including zip code)

(215) 873-2200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure

On September 12, 2013 Destination Maternity Corporation (the "Company") issued a press release announcing its plans to relocate its corporate headquarters and distribution center from Philadelphia, Pennsylvania to southern New Jersey. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Company's corporate office operations (which are currently split between its headquarters at North 5th Street in Philadelphia and its offices in the Philadelphia Navy Yard) will move twelve miles from the current 5th Street headquarters facility to a completely renovated 74,000 square foot Class A office building in Moorestown, New Jersey. The Company expects this move to occur in Fall 2014.

The Company's distribution operations (which are currently split between its main distribution center at North 5th Street in Philadelphia and its distribution facility in the Philadelphia Navy Yard) will move approximately 23 miles from the current 5th Street distribution center to a new state-of-the-art 400,000 square foot build-to-suit distribution center to be built in Florence Township, New Jersey. The Company expects this move to occur in early 2015.

To help the Company offset the costs of its new headquarters and distribution center facilities, the Company also announced that, on September 12, 2013, the Board of the New Jersey Economic Development Authority approved the Company for an incentive package of $40 million in benefits, over a 10-year period, from the State of New Jersey under the Grow New Jersey Assistance Program.

The disclosure in this Current Report, including in the Exhibit attached hereto, of any information shall not constitute an admission that such information is material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DESTINATION MATERNITY CORPORATION

Date: September 16, 2013	By:	/s/ Judd P. Tirnauer
Judd P. Tirnauer
Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release of the Company dated September 12, 2013